EXHIBIT 4.1

SIMMONS FIRST NATIONAL CORPORATION
AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN

              This Amended and Restated Dividend Reinvestment Plan effective this 13th day of July, 2004  by and between Simmons First National Corporation, an Arkansas corporation (“Company”) and Simmons First Trust Company, N.A., a national banking association (“Plan Administrator”).

              WHEREAS, the Board of Directors of the Company previously established a Dividend Reinvestment Plan, dated May 11, 1998 with First Commercial Trust, N.A. as the Plan Administrator;

              WHEREAS, First Commercial Trust, N.A. resigned as Plan Administrator and Simmons First National Corporation appointed Simmons First National Bank as Plan Administrator to continue administration of the Plan; and

              WHEREAS, Simmons First Trust Company, N.A. assumed all of the fiduciary accounts and activities of Simmons First National Bank, as of June 1, 2002, as a Subsidiary Trust Company pursuant to A.C.A. Section 23-47-901 et seq.

              WHEREAS, the Board of Directors deems it in the best interest of the Company that shareholders of the Company continue be given an opportunity to reinvest cash dividends paid on such stock in additional shares of common stock of the Company through the Plan.

              NOW, THEREFORE, the parties mutually agree and covenant as follows:

              1. Purpose. The purpose of the Plan is to provide current holders of shares of common stock with a way of investing cash dividends in shares of common stock, without payment of any brokerage commissions or service charges.

              2.  Administration of the Plan. The Plan Administrator shall administer the Plan for participants and shall perform only clerical and ministerial functions in connection with the Plan, such as arranging for the custody of share certificates, keeping records, and sending statements of accounts to participants. Purchases of common stock for issuance pursuant to the Plan will be made by an independent agent (“Agent”) appointed by the Company.

              3.  Eligible Participants. Any person of legal age is eligible to participate in the Plan.  Shareholders of common stock may elect to participate with respect to all the shares of common stock registered in their name.

              4.  Source of Shares to be Purchased.   Common stock purchased under the Plan will be either shares purchased in the open market by the Agent or shares newly issued by the Company. The source of the common stock (i.e., open market or newly issued) will be designated by the Company prior to any such investment. The source from which common stock will be purchased shall not be changed more than once in any three month period, and then only pursuant to a determination by the Board of Directors or Chief Executive Officer, expressed in writing, that the Company's need to raise additional capital has changed. In the event that open market transactions are made, the Company shall not have any authorization or power to direct the time or price at which common stock may be so purchased, or to select a broker-dealer through or from whom purchases are to be made.

              5.  Number of Shares to be Purchased. The number of shares of common stock to be purchased for a participant will depend on the amount of dividends and market prices of the common stock. Each participant's account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested, divided by the purchase price per share.

              6.  Price of Shares of Common Stock to be Purchased.  (a)  Originally Issued Shares. Originally issued shares of common stock purchased with reinvestment dividends will be purchased at a price equal to the average of the high and low price of the common stock as quoted on the NASDAQ National Market on the dividend payment date as subsequently reported in the Wall Street Journal.  If there is no trading in the common stock on the dividend payment date, the purchase price shall be determined by the Company on the next preceding date on which trading occurred.

              (b)  Shares Purchased in the Open Market. If shares are purchased in the open market for the account of participants, such purchases will be made at prevailing marketing prices.

              7.  Timing of Purchases of Shares of Common Stock.   (a)  Originally Issued Shares. Purchases of originally issued shares of common stock with reinvested dividends shall be made on the dividend payment date.

              (b)  Shares Purchased in the Open Market. Common stock purchased in the open market normally will be purchased within three (3) business days of the dividend payment date, subject to applicable regulatory restrictions on such purchases.

              8.  Dividends on Shares Held Pursuant to the Plan. The Plan Administrator will receive dividends for all shares held pursuant to the Plan and will credit such dividends to participant's accounts on the basis of full shares of fractional shares already credited to those accounts. Such dividends will be reinvested automatically in additional shares of common stock.

              9.  Certificates. The Plan Administrator will hold all shares purchased under the Plan in the name of one of its nominees. A participant may add shares to his account by depositing certificates for those shares with the Plan Administrator with the request that those shares be added to the participant's account.

              10.  Voting of Shares. The shares of common stock credited to the account of participant under the Plan shall be included in the proxy delivered to such participant for voting on any matters submitted to a meeting of the shareholders of the Company. The proxy will include shares of stock registered in the participant's name and shares of common stock credited to the participant's account under the Plan.

              11.  Transfer or Assignment of Shares Held Pursuant to the Plan. A participant shall not be entitled to sell, assign, transfer or pledge shares credited to his account for any purpose unless the participant has first requested certificates for such shares to be delivered to him.

              12.     Termination. A participant may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator in writing to that effect. Within thirty (30) days of receipt of such notice, the Plan Administrator will transmit to the terminating participant shares of common stock held for that participant. The Plan Administrator will issue certificates for whole shares credited to the participant=s account under the Plan, and a cash payment will be make to the participant for the value of any fractional share.

              13.  Amendment to the Plan. The Plan may be amended, modified, suspended or terminated at any time pursuant to action of the Board of Directors of the Company or officers of the Company duly authorized to take such action by the Board of Directors.

              14.  Miscellaneous. (a)  Receipt of Funds by the Plan Administrator. All funds to be used to purchase shares of common stock pursuant to the Plan shall be transmitted by the Plan Administrator promptly to a segregated escrow account at a bank or to the Agent.

              (b)  Return of Funds. The Plan Administrator shall return funds to participants if securities have not been purchased within 30 days of the dividend payment date for dividend reinvestment.

              (c)  Solicitation. The Company may inform the general public of the Plan through announcements, newspaper advertisements, circulars, notices and investment fairs. Additionally, the Company may inform prospective participants with whom it has a pre-existing, continuing relationship by delivering written communications, but only through the existing means of communication currently utilized with such individuals. The information contained in any such solicitation may include no more than that allowed, nor less than that required, under Rule 134 of the Securities Act of 1933, as amended (the “Act”).  No application or enrollment form may be transmitted to prospective participants unless accompanied by a prospectus prepared in compliance with the Act and the rules promulgated thereunder.

              (d)  Blackout Periods. If shares of common stock are to be purchased directly from the Company, then the Company and its affiliates cannot purchase common stock on any day on which the market price of the common stock will be a factor in determining the purchase price of the common stock to be delivered under the Plan.

              (e)  Restriction on Company Purchases.  Unless otherwise exempted by Regulation M under the Act, the Company and its affiliates shall not purchase shares of common stock of the Company (i) during the period commencing two (2) business days prior to the initial dissemination of announcements regarding the Plan and ending thirty (30) calendar days after such initial dissemination or (ii) during the period commencing two (2) business days before any subsequent general dissemination of announcements regarding the Plan and ending fifteen (15) calendar days after such subsequent dissemination.

              (f)  Compensation of Plan Administrator. The Plan Administrator shall be entitled to a reasonable compensation by the Company for all services rendered by it in the execution of its duties, as well as all its expenses incurred or disbursed in the performance of such duties, including those reasonable and necessary fees of its counsel, which have been approved by the Company, if any, for advice rendered in connection with this agreements. The fee schedule for the services provided is set forth in the attached Exhibit A. Amendments may be made to the fee schedule at any time upon agreement of the Company and the Plan Administrator.

              (g) Reliance. The Plan Administrator may, but need not, relay conclusively and act without further investigation upon any list, instruction, certification, authorization, stock certificate or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed by any duly authorized person or persons, or upon the instruction of any officer of the Company or upon the advice of counsel for the Company or of counsel for the Plan Administrator and further that the Plan Administrator may make any transfer of certificates for shares of said stock which is believed by it in good faith to have been duly authorized or may refuse to make any transfer of certificates for shares of said stock if in good faith the Plan Administrator deems such refusal necessary in order to avoid any liability either to the Company or to itself; and further, that the Company agrees to indemnify and hold harmless the Plan Administrator from and against any and all losses, costs, claims and liability which it may suffer or incur (a) by reason of so relying or acting or refusing to act (b) by reason of the failure of the Company or any such person, firm or corporation to do the acts authorized by this instrument contemplated to be done by the company or such person, firm or corporation.

              (h)  Termination.  This agreement shall remain in full force and effect hereafter, however, each party reserves the right to terminate the agreement but only upon giving one hundred eighty (180) days notice of same to the remaining party. No such termination shall effect or impair any rights or liability based on any action or non-action taken prior to such notice.

              IN WITNESS WHEREOF, Simmons First National Corporation and Simmons First Trust Company, N.A. have caused these presents to be executed all as of the date first above written.

SIMMONS FIRST NATIONAL CORPORATION

By	/s/ J. Thomas May
J. Thomas May, Chairman, President and
Chief Executive Officer

SIMMONS FIRST TRUST COMPANY, N.A.

By	/s/ Joe Clement
Joe Clement, President